Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

On December 4, 2015, MPLX LP (“MPLX”), a midstream master limited partnership sponsored by Marathon Petroleum Corporation (“MPC”), announced that it completed the acquisition of MarkWest Energy Partners, L.P. (“MWE”), whereby a wholly-owned subsidiary of MPLX merged with and into MWE (the “Merger”), with MWE surviving the Merger as a wholly-owned subsidiary of MPLX.

On December 4, 2015, at the effective time of the Merger (the “Effective Time”), (a) each outstanding MWE common unit (the “MWE Common Units”) was converted into the right to receive 1.09 MPLX common units (the “MPLX Common Units” and/or the “Common Unit Merger Consideration”) and $6.20 in cash (the “Cash Consideration” and, together with the Common Unit Merger Consideration, the “Common Merger Consideration”) and (b) each outstanding MWE Class B unit was converted into the right to receive one MPLX Class B unit (the “MPLX Class B Units”). The MPLX Class B Units will convert in two equal installments on July 1, 2016 and July 1, 2017 (unless earlier converted upon a fundamental change regarding MPLX) into 1.09 MPLX Common Units and the right to receive the Cash Consideration. In connection with the Merger, MPC contributed approximately $1,230 million in cash to MPLX at the Effective Time for Cash Consideration paid to MWE unitholders, and will contribute approximately $50 million in cash to MPLX for the Cash Consideration to be paid upon the conversion of the MPLX Class B Units. These contributions are with respect to MPC’s existing interests in MPLX (including incentive distribution rights (“IDRs”)) and not in consideration of new units or other equity interest in MPLX. At the Effective Time, the MWE Class A units, all of which were owned by wholly-owned subsidiaries of MWE, converted into MPLX Class A units (the “MPLX Class A Units”). Since the MPLX Class A Units are owned by a wholly-owned subsidiary of MPLX, they are eliminated and have no impact on this unaudited pro forma consolidated statement of income.

As a result of the Merger, each phantom unit granted under MWE’s equity plans outstanding immediately prior to the Effective Time became fully vested and converted into an equivalent number of MWE Common Units, which were canceled and converted into the right to receive the Common Merger Consideration. As of the Effective Time, each MWE distribution equivalent right award was canceled and the holder thereof ceased to have any rights with respect thereto, other than the right to receive distributions declared or made (but not yet paid) by MWE prior to the Effective Time.

As a result of the completion of the Merger, as of the Effective Time, MPLX assumed an aggregate principal amount of $4.1 billion in senior notes issued by MWE and MarkWest Energy Finance Corporation consisting of: $750 million aggregate principal amount of 5.500% senior notes due February 15, 2023; $1.0 billion aggregate principal amount of 4.500% senior notes due July 15, 2023; $1.15 billion aggregate principal amount of 4.875% senior notes due December 1, 2024; and $1.2 billion aggregate principal amount of 4.875% senior notes due June 1, 2025 (collectively, the “MWE senior notes”). In connection with the Merger, MPLX commenced offers to exchange any and all outstanding MWE senior notes for (1) up to $4.1 billion aggregate principal amount of new notes issued by MPLX having the same maturity and interest rates as the MWE senior notes and (2) cash. Also in connection with the Merger, MWE’s bank revolving credit facility was terminated and approximately $943 million outstanding under that facility was repaid.

The unaudited pro forma consolidated statement of income for the year ended December 31, 2015, has been prepared to give effect to the Merger as if it had occurred on January 1, 2015, using the acquisition method of accounting with MPLX as the acquirer. The unaudited pro forma consolidated statement of income has been developed from and should be read in conjunction with the consolidated financial statements and related notes contained in MPLX’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as the notes accompanying this unaudited pro forma consolidated statement of income.

Pro forma adjustments are included only to the extent they are (i) directly attributable to the Merger, (ii) factually supportable and (iii) expected to have a continuing impact on MPLX’s consolidated results. The accompanying unaudited pro forma consolidated statement of income is presented for illustrative purposes only and is based on available information and assumptions MPLX believes are reasonable. It does not purport to represent what the actual consolidated results of operations of MPLX would have been had the Merger occurred on January 1, 2015, nor is it necessarily indicative of future consolidated results of operations. The actual results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein.

For purposes of this unaudited pro forma consolidated statement of income, giving effect to the consideration described above and approximately $5,075 million of debt assumed by MPLX, the aggregate consideration to complete the Merger was approximately $13,681 million. Accounting Standards Codification 805, “Business Combinations,” requires that the consideration transferred be measured at the market price as of the date of the Merger.

MPLX LP

Unaudited Pro Forma Consolidated Statement of Income

for the year ended December 31, 2015

(in millions, except per unit data)	MPLX Historical	MWE Historical (Note 5)	Pro Forma Adjustments (Note 3)		MPLX Pro Forma
Revenues and other income:
Service revenue	$150	$1,131	$(11	)(a)	1,270
Service revenue to related parties	481	—	—		481
Product sales	36	597	(7	)(b)	626
Product sales to related parties	1	—	7	(b)	8
Other income	8	11	(7	)(c)(d)	12
Other income- related parties	27	—	—		27

Total revenues and other income	703	1,739	(18)		2,424

Costs and expenses:
Cost of revenues (excludes items below)	172	349	—		521
Purchased product costs	20	427	(7	)(e)	440
Purchases from related parties	102	—	—		102
Depreciation and amortization	89	521	(59	)(f)(g)	551
Impairment expense	—	26	—		26
General and administrative expenses	104	185	(92	)(h)(i)	197
Other taxes	10	—	—		10

Total costs and expenses	497	1,508	(158)		1,847

Income from operations	206	231	140		577
Debt retirement expense	—	118	—	(j)	118
Interest expense	35	189	(1	)(k)	223
Other financial costs	12	6	18	(j)(l)	36

Income (loss) before income taxes	159	(82)	123		200
Provision (benefit) for income taxes	2	(18)	7	(m)	(9)

Net income (loss)	157	(64)	116		209
Less: Net income attributable to noncontrolling interests	1	67	(13	)(n)	55

Net income (loss) attributable to limited partners and general partner	156	(131)	129		154

Less: General partner’s interest in net income attributable to MPLX LP	57		43	(o)	100

Limited partners’ interest in net income attributable to MPLX LP	$99		$(46)		$54

Per Unit Data (Note 4)
Net income attributable to MPLX LP per limited partner unit:
Common - basic	$1.23				$0.20
Common - diluted	1.22				0.19
Subordinated - basic and diluted	0.11				—
Weighted average limited partner units outstanding:
Common - basic	79				271
Common - diluted	80				282
Subordinated - basic and diluted	18				18

See Notes to the Unaudited Pro Forma Consolidated Statement of Income.

Notes to the Unaudited Pro Forma Consolidated Statement of Income

Except as noted within the context of each footnote, the dollar amounts presented in the tabular data within these footnotes are stated in millions of dollars.

1. Basis of Pro Forma Presentation

The accompanying unaudited pro forma consolidated statement of income is intended to reflect the effect of the Merger on MPLX’s consolidated results and presents the pro forma consolidated results of operations of MPLX based on the historical consolidated financial statements of MPLX and MWE, after giving effect to the Merger and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the Merger, (ii) factually supportable and (iii) expected to have a continuing impact on MPLX’s consolidated results. Certain items included in the historical consolidated financial statements of MPLX and MWE were not adjusted in this unaudited pro forma consolidated statement of income, as they were not directly related to the Merger, including debt refinancing and other historical changes to the capital structures, and recognized impairments of long-lived assets and goodwill.

The unaudited pro forma consolidated statement of income for the year ended December 31, 2015, has been prepared to give effect to the Merger as if it had occurred on January 1, 2015.

Fair Value Adjustments

The Merger was accounted for using the acquisition method of accounting with MPLX as the acquirer of MWE. The unaudited pro forma consolidated statement of income and accompanying notes reflect management’s estimate of fair values and useful lives assigned to the assets acquired and liabilities assumed and are subject to revision. Fair value estimates were determined based on discussions between MPLX and MWE management, due diligence efforts, information available in public filings and a third-party valuation (for substantially all of the assets acquired and liabilities assumed from MWE). MPLX is still completing its analysis of the final purchase price allocation for property, plant and equipment, intangibles and deferred taxes.

2. Purchase Price

The aggregate consideration reflected in the unaudited pro forma consolidated statement of income is approximately $13,681 million, including the fair value of MPLX Common Units issued of approximately $7,326 million, cash of approximately $1,230 million, payables of approximately $50 million and assumed debt of approximately $5,075 million. This amount was based on the outstanding MWE Common Units at December 3, 2015, on a fully-diluted basis, the Common Merger Consideration and the price per MPLX Common Unit of $32.63, as of the close of trading on December 3, 2015.

Purchase Price and Aggregate Consideration

Purchase price
Fair value of MPLX Common Units issued, as of December 3, 2015	$7,326
Cash payment to MWE unitholders	1,230
Payable to MPLX Class B Unitholders	50

$8,606

Assumed debt at December 3, 2015
MWE senior notes due 2023, 2024 and 2025 (1)	$4,047
MWE credit facility that matures March 2019	943
SMR Liability (2)	85

$5,075

Aggregate consideration	$13,681

(1)	The MWE senior notes due 2023, 2024 and 2025 include an unamortized discount of $6 million, an unamortized premium of $10 million and an unamortized discount of $11 million, respectively, and a combined $46 million of deferred financing costs.

(2)	See note 3(k) below for more information.

3. Pro Forma Adjustments to the Unaudited Consolidated Statement of Income

MWE has a 60% legal ownership interest in MarkWest Utica EMG, L.L.C (“MarkWest Utica EMG”). MarkWest Utica EMG’s inability to fund its planned activities without subordinated financial support qualify it as a variable interest entity. The financing structure for MarkWest Utica EMG at its inception resulted in a de-facto agent relationship under which MWE was deemed to be the primary beneficiary of MarkWest Utica EMG. Therefore, MWE consolidated MarkWest Utica EMG in its historical financial statements. In the fourth quarter of 2015, based on economic conditions and other pertinent factors, the accounting for its investment in MarkWest Utica EMG was re-assessed. As of December 4, 2015, the entity has been deconsolidated. For purposes of this unaudited pro forma consolidated statement of income, MarkWest Utica EMG has been consolidated for the period prior to the acquisition consistent with its treatment in the historical periods presented.

A summary of the amounts included in the historical financial statements of MWE for the period from January 1, 2015, through December 3, 2015, related to MarkWest Utica EMG are as follows:

Period ended December 3, 2015
Revenues and other income	$152
Cost of revenue excluding depreciation and amortization	27
Depreciation and amortization	61
Net income attributable to noncontrolling interest	64
Net loss	(5)

EMG Utica, LLC (“EMG Utica”), a joint venture partner, received a special non-cash allocation of income of approximately $41 million for the period from January 1, 2015 through December 3, 2015. Net income of MWE would not have changed had MarkWest Utica EMG been deconsolidated for the period from January 1, 2015 through December 3, 2015.

(a)	Adjustment to reflect the write-off of MWE’s deferred revenue amortization associated with reimbursable projects that do not represent legal obligations and therefore have no fair value. The unaudited pro forma consolidated statement of income adjustment reflects a decrease in service revenue of $11 million for the year ended December 31, 2015.

(b)	Adjustment to reflect the activity between MWE and MPC as related party transactions. The activity primarily consisted of MPC purchasing feedstock for its refineries from MWE.

(c)	As of December 3, 2015, MWE owned a 55% ownership interest in MarkWest Utica EMG Condensate L.L.C. (“Utica Condensate”). In connection with the consummation of the Merger, MWE purchased the remaining 45% interest in Utica Condensate for $83 million. Utica Condensate’s business is conducted solely through its 60% ownership of Ohio Condensate Company, L.L.C. (“Ohio Condensate”). The owner of the remaining 40% interest in Ohio Condensate has certain participatory rights and as a result Ohio Condensate has been and will continue to be accounted for as an equity method investment. The unaudited pro forma consolidated statement of income adjustment reflects an additional equity loss of approximately $2 million for the period ended December 3, 2015, to reflect MWE’s increased ownership of Utica Condensate as a result of the above.

(d)	Adjustment to decrease income from equity method investments by approximately $5 million for the year ended December 31, 2015, to reflect the amortization of portions of the $113 million incremental fair value adjustment to equity method investments that was allocated to definite lived assets.

(e)	Adjustment of $7 million for the year ended December 31, 2015, to reflect the elimination of the unrealized loss associated with MWE’s accounting for the inception value of an embedded derivative.

(f)	Adjustment to reflect the net decrease in depreciation expense of $86 million for the year ended December 31, 2015, as a result of the Merger. Although the step-up in fair value of the assets generated additional depreciation expense, the useful lives of certain MWE asset classes were conformed to the lives for the same major asset classes per MPLX’s accounting policy resulting in a decrease in depreciation expense. The fair value of the acquired property, plant and equipment is being depreciated over a remaining weighted average period of approximately 27 years in the unaudited pro forma consolidated statement of income.

(g)	Adjustment to reflect the increase in amortization expense for the year ended December 31, 2015, related to the fair values of the intangibles acquired in the Merger. Additionally, this adjustment reflects the impact of MarkWest Utica EMG’s intangibles being reported as consolidated intangible assets and being amortized for the period from January 1, 2015 through December 3, 2015. The fair values of the intangibles are being amortized over a remaining estimated useful life range between 11 and 25 years based on the utilization of the assets. The tables below reflect the change in amortization expense over the periods presented as a result of the Merger.

	Estimated Fair Value	Useful Lives (in years)
Intangibles, net	$1,306	11-25

Year Ended December 31, 2015
Reversal of amortization recorded at MWE	$(61)
Amortization expense based on new book value	88

Change in amortization expense of intangibles	$27

(h)	Adjustment to reflect the elimination of approximately $90 million of Merger-related costs and approximately $4 million of costs related to the MWE senior notes exchange recorded by MPLX and MWE for the year ended December 31, 2015.

(i)	Adjustment to increase selling, general and administrative expenses by approximately $2 million for the year ended December 31, 2015, for retention awards granted to certain MWE employees. The fair value of the retention awards will be recognized ratably over the post-Merger service period of three years.

(j)	Adjustment to amortize the fair value adjustment for the debt assumed by MPLX. The amortization of the fair value adjustment resulted in an increase in other financial costs of approximately $24 million for the year ended December 31, 2015. In conjunction with MWE’s June 2015 redemption of debt, a loss on extinguishment of approximately $118 million was recorded in its historical financial statements, which has not been adjusted in this unaudited pro forma consolidated statement of income.

(k)	In 2009, MWE completed the sale of the Steam Methane Reformer (“SMR”), which is located at its Javelina gas processing and fractionation facility. As a result of certain provisions within the related agreements, MWE was deemed to have continuing involvement in the SMR, thus requiring the sale to be treated as a financing arrangement. The resulting liability was assumed by MPLX. The pro forma statement of income adjustment reflects reduced interest expense of $1 million for the year ended December 31, 2015, as a result of the fair value of the liability assumed.

(l)	Adjustment to decrease other financial costs related to the exchange of the MWE senior notes and MWE credit facility by approximately $6 million.

(m)	MWE is not a taxable entity for federal income tax purposes. As such, MWE does not directly pay federal income tax. MarkWest Hydrocarbon, Inc. (“MarkWest Hydrocarbon”), a wholly-owned subsidiary of MWE, is a tax paying entity for both federal and state purposes. In addition to paying tax on its own earnings, MarkWest Hydrocarbon recognizes a tax provision or benefit on its proportionate share of MWE income or loss resulting from MarkWest Hydrocarbon’s ownership interest in MWE. For financial reporting purposes, such income or loss is eliminated in consolidation. As a result of the Merger, MarkWest Hydrocarbon will also recognize a tax provision or benefit on its proportionate share of MPLX income or loss in a similar manner. The unaudited pro forma consolidated statement of income reflects a provision for income tax adjustment of $7 million for the year ended December 31, 2015.

(n)	Adjustment to net income attributable to noncontrolling interests to reflect the effect of certain pro forma adjustments.

(o)	Adjustment to reflect the net income attributable to the general partner, including distributions related to the general partner’s IDRs, to give effect to the Merger. The adjustment reflects the combined MPLX and MWE historical cash distributions allocated per the terms of MPLX’s partnership agreement.

4. Pro Forma Net Income per Common Unit

The pro forma basic and diluted net income per limited partner unit is determined by dividing the limited partners’ interests in pro forma net income attributable to MPLX by the weighted-average number of common units outstanding for the period. As there is more than one class of participating securities, the two-class method is used when calculating the net income per unit applicable to limited partners. The classes of securities in the calculation include common units, class B units, subordinated units, general partner units, certain equity-based compensation awards and IDRs. Presented in the table below, all newly issued units in connection with the acquisition of MWE were assumed to have been outstanding for the entire period, net income attributable to the general partner, IDRs and limited partners was adjusted per the pro forma adjustments and the pro forma basic and diluted weighted average number of common units equals the actual weighted average number of common units outstanding for the year ended December 31, 2015, plus the amount of assumed newly issued common units.

	December 31, 2015
(in millions; except per unit data)	General Partner	Limited Partners’ Common Units	Limited Partners’ Subordinated Units	Total
Basic and diluted earnings per unit:

Allocation of earnings:

Net income attributable to MPLX limited partners and general partner				$154

Income allocated to participating securities				(1.0)

Income available to unitholders				$153

Pro forma distributions declared (including IDRs)	$110	$501	$31	$642
Pro forma distributions greater than net income attributable to MPLX LP	(10)	(448)	(31)	(489)

Net income attributable to MPLX LP unitholders-basic	$100	$53	$—	$153

Pro forma weighted average units outstanding - basic:		271	18

Pro forma weighted average units outstanding - diluted:		282	18

Pro forma net income attributable to MPLX LP per limited partner unit-basic		$0.20	$0.00

Pro forma net income attributable to MPLX LP per limited partner unit-diluted		$0.19	$0.00

5. The MWE Historical Financial Statements

The historical consolidated statement of income of MWE was derived from the consolidated financial statements included in MWE’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 and internal results for the period from October 1, 2015 through December 3, 2015. The MWE historical consolidated statement of income as presented includes the following reclassifications to conform to MPLX’s financial statement presentation.

	MWE Historical	MWE Historical as presented
Statement of Income for the year ended December 31, 2015
Derivative gain (loss)	$25	$
Product sales	572		597

Income from equity method investments	$17		$—
Other income (loss)	(6)		11

Facility expenses	$347		$—
Derivative loss related to facility expenses	2		—
Cost of revenues (excludes items below)	—		349

Derivative gain related to purchased product costs	$(2)		$—
Purchased product costs	429		427

Depreciation	$462		$—
Amortization of intangible assets	58		—
Accretion of asset retirement obligations	1		—
Depreciation and amortization	—		521